March 23, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 23, 2007, of Online Resources, Inc. and are in agreement with the statements contained within Item 4.01.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included within Item 4.01, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2006 financial statements.

We have no basis to agree or disagree with other statements of the registrant contained in Item 8.01 of the Form 8-K dated March 23, 2007.

/s/ Ernst & Young LLP

McLean, Virginia